Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES JUNE 30, 2025 FINANCIAL RESULTS
AND DECLARES THIRD QUARTER 2025 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — July 29, 2025 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a third quarter 2025 dividend of $0.48 per share. The third quarter 2025 dividend is payable on September 30, 2025 to stockholders of record as of September 15, 2025.

JUNE 30, 2025 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2025.

OPERATING RESULTS

	Q2-25(3)		Q2-24(3)
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(1)		$0.52		$0.52
Core EPS(2)		$0.50		$0.61
Dividends declared and payable		$0.48		$0.48
Net investment income(1)	$342	$0.49	$386	$0.62
Net realized gains (losses)(1)	$34	$0.05	$(16)	$(0.02)
Net unrealized losses(1)	$(15)	$(0.02)	$(48)	$(0.08)
GAAP net income(1)	$361	$0.52	$322	$0.52

	As of
(dollar amounts in millions, except per share data)	June 30, 2025	December 31, 2024
Portfolio investments at fair value	$27,886	$26,720
Total assets	$29,071	$28,254
Stockholders’ equity	$14,034	$13,355
Net assets per share	$19.90	$19.89
Debt/equity ratio	1.01x	1.03x
Debt/equity ratio, net of available cash(4)	0.98x	0.99x
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(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three months ended June 30, 2025 and 2024 were approximately 695 million and 616 million, respectively.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes (including excise taxes) related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(3)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(4)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“We reported another solid quarter with strong levels of core earnings and growth in our net asset value reflecting the positioning and performance of our investment portfolio,” said Kort Schnabel, Chief Executive Officer of Ares Capital. “Looking forward, we are seeing a pickup in market transaction activity, and we believe we are well positioned to benefit due to our deep relationships and extensive market coverage.”

“We continued to further strengthen our capital and liquidity position by raising over $2 billion of new debt capital since the end of last quarter,” said Scott Lem, Chief Financial Officer of Ares Capital. “With approximately $6.5 billion of available liquidity, pro-forma for our post-quarter end financing activities, our balance sheet continues to support the growth of our existing portfolio companies and enables us to be proactive across the direct lending market.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q2-25	Q2-24
Portfolio Activity During the Period:
Gross commitments	$2,573	$3,857
Exits of commitments	$1,963	$1,376

Portfolio Information:
	As of
	June 30, 2025	December 31, 2024
Portfolio investments at fair value	$27,886	$26,720
Fair value of accruing debt and other income producing securities(5)	$24,831	$23,643
Number of portfolio company investments	566	550
Percentage of floating rate securities at fair value(6)	69%	69%
Weighted average yields on debt and other income producing securities(7):
At amortized cost	10.9%	11.1%
At fair value	10.9%	11.2%
Weighted average yields on total investments(8):
At amortized cost	9.8%	10.0%
At fair value	9.7%	9.9%

Asset class percentage at fair value:
First lien senior secured loans	59%	57%
Second lien senior secured loans	5%	7%
Subordinated certificates of the SDLP	4%	5%
Senior subordinated loans	5%	5%
Preferred equity	10%	10%
Ivy Hill Asset Management, L.P.(9)	7%	7%
Other equity	10%	9%
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(5)Includes the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(6)Includes Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(7)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(8)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(9)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the second quarter of 2025, Ares Capital made new investment commitments of approximately $2.6 billion, of which approximately $2.0 billion were funded. New investment commitments included 15 new portfolio companies and 42 existing portfolio companies. As of June 30, 2025, 247 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the approximately $2.6 billion in new commitments made during the second quarter of 2025, 82% were in first lien senior secured loans, 1% were in subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 3% were in senior subordinated loans, 2% were in preferred equity, 6% were in Ares Capital’s subordinated loan to IHAM and 6% were in other equity. Of the approximately $2.6 billion in new commitments, 92% were in floating rate debt securities, of which 98% contained interest rate floors and 1% were in the subordinated certificates of the SDLP. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.9% and the weighted average yield on total investments funded during the period at amortized cost was 9.4%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the second quarter of 2025, Ares Capital funded approximately $695 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the second quarter of 2025, Ares Capital exited approximately $2.0 billion of investment commitments, including approximately $577 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $2.0 billion of exited investment commitments, 77% were first lien senior secured loans, 4% were second lien senior secured loans, 10% were subordinated certificates of the SDLP, 1% were senior subordinated loans, 5% were preferred equity and 3% were other equity. Of the approximately $2.0 billion of exited investment commitments, 94% were floating rate, 3% were fixed rate and 3% were non-income producing.

As of June 30, 2025 and December 31, 2024, the weighted average grade of the portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 2.0% of the total investments at amortized cost (or 1.2% at fair value) and 1.7% at amortized cost (or 1.0% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Securities and Exchange Commission (“SEC”) on July 29, 2025.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2025, Ares Capital had $447 million in cash and cash equivalents and $14.1 billion in total aggregate principal amount of debt outstanding ($14.1 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $6.8 billion available for additional borrowings under its existing credit facilities as of June 30, 2025.

In April 2025, Ares Capital amended and restated its senior secured credit facility (as amended and restated, the “A&R Credit Facility”). The amendment, among other things, (a) increased the total commitment under the A&R Credit Facility from approximately $4.5 billion to approximately $5.3 billion, (b) modified certain covenant restrictions, (c) extended the expiration of the revolving period for lenders electing to extend their revolving commitments in an amount equal to approximately $3.9 billion from April 12, 2028 to April 15, 2029, (d) extended the stated maturity date for lenders electing to extend their revolving commitments in an amount equal to approximately $3.9 billion from April 12, 2029 to April 15, 2030 and (e) extended the stated maturity date for approximately $945 million of the lenders electing to extend their term loan commitments from April 12, 2029 to April 15, 2030. Lenders who elected not to extend their revolving commitments in an amount equal to approximately $246 million and $50 million will remain subject to a revolving period expiration of March 31, 2026 and April 12, 2028, respectively, and a stated maturity date of March 31, 2027 and April 12, 2029, respectively. Lenders who elected not to extend their term loan commitments in an amount equal to $24 million, $70 million and $70 million will remain subject to a maturity date of March 31, 2027, April 19, 2028 and April 12, 2029, respectively.

Subject to certain exceptions, the interest rate charged on the A&R Credit Facility is based on Secured Overnight Financing Rate (“SOFR”) (as defined in the documents governing the A&R Credit Facility) plus a credit spread adjustment of 0.10% plus an applicable spread of either 1.525%, 1.650%, 1.775% or an “alternate base rate” (as defined in the documents governing the A&R Credit Facility) plus an applicable spread of either 0.525%, 0.650% or 0.775%, in each case, determined monthly based on the total amount of the borrowing base.

Additionally, in June 2025, Ares Capital increased the total commitment under the A&R Credit Facility from approximately $5.3 billion to approximately $5.4 billion. The other terms of the A&R Credit Facility remained unchanged.

In June 2025, Ares Capital issued $750 million in aggregate principal amount of unsecured notes that mature on September 1, 2030 and bear interest at a rate of 5.500% per annum (the “September 2030 Notes”). The September 2030 Notes pay interest semi-annually and all principal is due upon maturity. The September 2030 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the September 2030 Notes, and any accrued and unpaid interest. The September 2030 Notes were issued at a discount to the principal amount. In connection with the September 2030 Notes, Ares Capital entered into an interest rate swap for a total notional amount of $750 million that matures on September 1, 2030. Under the interest rate swap, Ares Capital will receive a fixed interest rate of 5.500% and will pay a floating interest rate of one-month SOFR plus 1.7705%.

During the three months ended June 30, 2025, Ares Capital issued and sold approximately 14.8 million shares of common stock under its equity distribution agreements, with net proceeds totaling approximately $318 million, after giving effect to sales agents’ commissions and certain estimated offering expenses.

SECOND QUARTER 2025 DIVIDENDS PAID

On April 29, 2025, Ares Capital announced that its Board of Directors declared a second quarter 2025 dividend of $0.48 per share for a total of approximately $337 million. The second quarter 2025 dividend was paid on June 30, 2025 to stockholders of record as of June 13, 2025.

RECENT DEVELOPMENTS

In July 2025, Ares Capital increased the total commitment under the A&R Credit Facility from approximately $5.4 billion to approximately $5.5 billion. The other terms of the A&R Credit Facility remained unchanged.

In July 2025, Ares Capital and its consolidated subsidiary, Ares Capital CP Funding LLC (“Ares Capital CP”), entered into an agreement to amend Ares Capital CP’s revolving funding facility (the “Revolving Funding Facility”). The amendment, among other things, (a) increased the commitments under the Revolving Funding Facility from approximately $2.2 billion to approximately $2.3 billion, (b) extended the end of the reinvestment period from October 8, 2027 to July 28, 2028, (c) extended the stated maturity date from October 8, 2029 to July 28, 2030 and (d) adjusted the interest rate charged on the Revolving Funding Facility from an applicable SOFR or a “base rate” plus an applicable spread of 2.00% per annum to an applicable SOFR or a “base rate” (as defined in the documents governing the Revolving Funding Facility) plus an applicable spread of 1.80% per annum. The other terms of the Revolving Funding Facility remained materially unchanged.

In July 2025, Ares Capital and its consolidated subsidiary, Ares Capital JB Funding LLC (“ACJB”), entered into an agreement to amend ACJB’s revolving funding facility (the “SMBC Funding Facility”). The amendment, among other things, (a) increased the commitments under the SMBC Funding Facility from $800 million to $1.1 billion, (b) extended the end of the reinvestment period from December 6, 2027 to July 25, 2028, (c) extended the stated maturity date from December 6, 2029 to July 25, 2030 and (d) adjusted the interest rate charged on the SMBC Funding Facility from an applicable spread of either (x) 2.00% over SOFR or (y) 1.00% over a “base rate” to an applicable spread of either (x) 1.80% over SOFR or (y) 0.80% over a “base rate” (as defined in the documents governing the SMBC Funding Facility). The SMBC Funding Facility also provides for an “accordion” feature that allows ACJB, under certain circumstances, to increase the overall size of the SMBC Funding Facility to $1.3 billion. The other terms of the SMBC Funding Facility remained materially unchanged.

In July 2025, Ares Capital repaid in full the $1,250 million aggregate principal amount outstanding of its unsecured notes upon their maturity, which bore interest at a rate of 3.250% per annum.

From July 1, 2025 through July 24, 2025, Ares Capital made new investment commitments of approximately $1.1 billion, of which approximately $614 million were funded. Of the approximately $1.1 billion in new investment commitments, 88% were in first lien senior secured loans, 5% were in subordinated certificates of the SDLP, 1% were in senior subordinated loans, 3% were in Ares Capital’s subordinated loan to IHAM and 3% were in other equity. Of the approximately $1.1 billion in new investment commitments, 96% were floating rate, 1% were fixed rate and 3% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.6% and the weighted average yield on total investments funded during the period at amortized cost was 9.2%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From July 1, 2025 through July 24, 2025, Ares Capital exited approximately $365 million of investment commitments. Of the approximately $365 million of exited investment commitments, 62% were first lien senior secured loans, 1% were subordinated certificates of the SDLP, 15% were senior subordinated loans, 21% were Ares Capital’s subordinated loan to IHAM and 1% were preferred equity. Of the approximately $365 million of exited investment commitments, 79% were floating rate, 16% were fixed rate and 5% were on non-accrual status. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 10.6% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 10.6%. Of the approximately $365 million of investment commitments exited from July 1, 2025 through July 24, 2025, Ares Capital recognized total net realized losses of approximately $9 million.

In addition, as of July 24, 2025, Ares Capital had an investment backlog of approximately $2.6 billion. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. The consummation of any of the investments in this backlog depends upon, among other things, one or more of the following: Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, July 29, 2025 at 12:00 p.m. (Eastern Time) to discuss its quarter ended June 30, 2025 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 225-9448. International callers can access the conference call by dialing +1 (203) 518-9708. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID ARCCQ225. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 29, 2025 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (800) 695-1624 and to international callers by dialing +1 (402) 530-9026. An archived replay will also be available through August 29, 2025 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which oftentimes can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of June 30, 2025. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
John Stilmar or Carl Drake
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	June 30, 2025	December 31, 2024
ASSETS	(unaudited)
Total investments at fair value (amortized cost of $27,581 and $26,374, respectively)	$27,886	$26,720
Cash and cash equivalents	447	635
Restricted cash	217	225
Interest receivable	273	292
Receivable for open trades	33	224
Other assets	215	158
Total assets	$29,071	$28,254
LIABILITIES
Debt	$14,109	$13,727
Base management fee payable	104	100
Income based fee payable	86	91
Capital gains incentive fee payable	84	105
Interest and facility fees payable	193	170
Payable to participants	74	163
Interest rate swap collateral payable	143	62
Payable for open trades	6	236
Accounts payable and other liabilities	158	121
Deferred tax liabilities	80	92
Secured borrowings	—	32
Total liabilities	15,037	14,899
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 common shares authorized; 706 and 672 common shares issued and outstanding, respectively	1	1
Capital in excess of par value	13,244	12,502
Accumulated undistributed earnings	789	852
Total stockholders’ equity	14,034	13,355
Total liabilities and stockholders’ equity	$29,071	$28,254
NET ASSETS PER SHARE	$19.90	$19.89

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024

INVESTMENT INCOME
Interest income from investments	$533	$539	$1,059	$1,052
Capital structuring service fees	34	58	80	86
Dividend income	158	143	301	290
Other income	20	15	37	28
Total investment income	745	755	1,477	1,456

EXPENSES
Interest and credit facility fees	188	174	374	333
Base management fee	104	91	206	178
Income based fee	86	93	171	181
Capital gains incentive fee	4	(13)	(21)	12
Administrative fees	4	3	8	6
Other general and administrative	9	8	17	15
Total expenses	395	356	755	725
NET INVESTMENT INCOME BEFORE INCOME TAXES	350	399	722	731
Income tax expense, including excise taxes	8	13	15	19
NET INVESTMENT INCOME	342	386	707	712
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses) on investments	117	(2)	25	(6)
Net realized gains (losses) on foreign currency and other transactions	(39)	14	(8)	—
Income tax expense on net realized gains	(44)	(28)	(44)	(29)
Net realized gains (losses)	34	(16)	(27)	(35)
Net unrealized gains (losses) on investments	(40)	(54)	(83)	67
Net unrealized gains (losses) on foreign currency and other transactions	(10)	(10)	(54)	20
Net change in deferred tax liabilities	35	16	59	21
Net unrealized gains (losses)	(15)	(48)	(78)	108
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	19	(64)	(105)	73
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	—	—	(14)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$361	$322	$602	$771
NET INCOME PER COMMON SHARE:
Basic	$0.52	$0.52	$0.88	$1.28
Diluted	$0.52	$0.52	$0.88	$1.28
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	695	616	686	603
Diluted	695	616	686	603

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three and six months ended June 30, 2025 and 2024 are provided below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net income per share(1)	$0.52	$0.52	$0.88	$1.28
Adjustments:
Net realized and unrealized (gains) losses(1)	(0.03)	0.10	0.15	(0.11)
Capital gains incentive fee attributable to net realized and unrealized gains and losses(1)	0.01	(0.02)	(0.03)	0.02
Other income tax expense (including excise taxes) related to net realized gains and losses(1)	—	0.01	—	0.01
Core EPS(2)	$0.50	$0.61	$1.00	$1.20
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(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three and six months ended June 30, 2025 were approximately 695 million and 686 million, respectively, and approximately 616 million and 603 million, respectively, for the comparable periods in 2024.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes (including excise taxes) related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.